Exhibit 99.2

NewsRelease

Teledyne Appoints Michelle Kumbier to Board of Directors

THOUSAND OAKS, Calif. – October 20, 2020 – Teledyne Technologies Incorporated (NYSE:TDY) announced today the appointment of Michelle A. Kumbier, former Chief Operating Officer of Harley-Davidson Motor Company to the company’s Board of Directors, effective October 20, 2020. The addition of Ms. Kumbier raises the number of Board members to 11.

Ms. Kumbier joined Harley-Davidson in 1997, ultimately serving as its Chief Operating Officer until April 2020, having responsibility for the revenue, profitability and operating results of this global manufacturer of motorcycles and related products. Ms. Kumbier had previously served as Harley-Davidson’s Senior Vice President, Motor Company Product and Operations from May 2015 to October 2017, as its Senior Vice President of Motorcycle Operations from September 2012 to April 2015, and as its Senior Vice President, Product Development from November 2010 to August 2012. Ms. Kumbier is also a member of the Board of Directors of Abbott Laboratories since 2018.

“Michelle brings us over 30 years of experience in multiple disciplines, including product development, commercial and channel management, manufacturing and supply-chain procurement,” said Robert Mehrabian, Executive Chairman. “Her extensive experience in these disciplines will further accentuate our Board’s capabilities and benefit many of Teledyne’s strategic operational initiatives.”

Prior to joining Harley-Davidson, Ms. Kumbier began her career at Kohler Company in 1986, where she held a variety of positions in both the plumbing products and engines divisions. Ms. Kumbier is a strong advocate for diversity and inclusion, including supporting numerous women’s organizations such as STEP (Women’s arm of the National Association of Manufacturing), Women on Boards and Milwaukee Women’s Inc.

Ms. Kumbier received her Masters of Business Administration from the University of Wisconsin, Oshkosh, Wisconsin, a Bachelor of Arts in Marketing from Lakeland College, Sheboygan, Wisconsin, and an Associates Degree in Materials Management from Lakeshore Technical College, Cleveland, Wisconsin.

Teledyne is a leading provider of sophisticated instrumentation, digital imaging products and software, aerospace and defense electronics, and engineered systems. Teledyne’s operations are primarily located in the United States, Canada, the United Kingdom, and Western and Northern Europe. For more information, visit Teledyne’s website at www.teledyne.com.

Investor Contact:	Jason VanWees
(805) 373-4542